Exhibit 5.1

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
212-450-4000

June 22, 2007

Aventine Renewable Energy Holdings, Inc.
1300 South 2nd Street
Pekin, IL 61555

Ladies and Gentlemen:

        We have acted as special counsel to Aventine Renewable Energy Holdings, Inc, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its New 10.0% Senior Unsecured Fixed Rate Notes due 2017 (the "New Securities") for any and all of its outstanding 10.0% Senior Unsecured Fixed Rate Notes due 2017 (the "Old Securities").

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

        Upon the basis of the foregoing, we are of the opinion that the New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

        We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Davis Polk & Wardwell